Exhibit 1.1

AA MISSION ACQUISITION CORP. II

UNAUDITED PRO FORMA BALANCE SHEET

October 9, 2025

	October 2, 2025	Pro Forma Adjustments		As Adjusted
		(unaudited)		(unaudited)
Assets
Current assets:
Cash	$1,062,207	$-		$1,062,207
Prepaid expenses	245,958	-		245,958
Total current assets	1,308,165	-		1,308,165
Cash held in Trust Account	100,250,000	15,000,000	(a)
		262,500	(c)
		(225,000)	(d)	115,287,500
Total Assets	$101,558,165	$15,037,500		$116,595,665

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accrued expenses	$236,251	$-		$236,251
Due to related party	245,013	-		245,013
Over-allotment liability	435,000	(435,000)	(f)	-
Total current liabilities	916,264	(435,000)		481,264
Deferred underwriting commissions	2,500,000	375,000	(g)	2,875,000
Total Liabilities	3,416,264	(60,000)		3,356,264

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 11,500,000 shares subject to possible redemption at $10.025 per share	100,250,000	15,000,000	(a)
		1,199,100	(b)
		(585,000)	(e)
		(576,600)	(h)	115,287,500
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 360,250 shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption)	33	3	(c)	36
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	-		288
Additional paid-in capital	-	(1,199,100)	(b)
		262,497	(c)
		(225,000)	(d)
		585,000	(e)
		435,000	(f)
		(375,000)	(g)
		576,600	(h)	59,997
Accumulated deficit	(2,108,420)	-		(2,108,420)
Total Shareholders’ Deficit	(2,108,099)	60,000		(2,048,099)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$101,558,165	$15,037,500		$116,595,665

See note to unaudited pro forma balance sheet.

AA MISSION ACQUISITION CORP. II

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

October 9, 2025

NOTE 1 — EXERCISE OF OVER-ALLOTMENT OPTION AND RELATED TRANSACTIONS

The accompanying unaudited pro forma balance sheet presents the balance sheet of AA Mission Acquisition Corp. II (the “Company”) as of October 9, 2025, adjusted for the exercise of the underwriters’ over-allotment option and related transactions, which occurred on October 9, 2025, as described below.

On October 2, 2025, the Company consummated the initial public offering (“IPO”) of 10,000,000 units (“Units”) at a purchase price of $10.00 per Unit, generating gross proceeds of $100,000,000. Each Unit consists of one Class A ordinary share of the Company (“Public Share”) and one-half of one redeemable warrant (“Public Warrant”). The net proceeds from the IPO were placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee.

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 334,000 units (“Private Placement Units”) to AA Mission Sponsor II (the “Sponsor”) at a price of $10.00 per Private Placement Unit, generating total proceeds of $3,340,000. The proceeds from the sale of the Private Placement Units were added to the net proceeds from the IPO held in the Trust Account. If the Company does not complete a business combination within the combination period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

The Company granted the underwriters a 45-day option from the effective date of the Company’s registration statement for its IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On October 9, 2025, the underwriters exercised the over-allotment option with respect to the 1,500,000 additional Units, generating gross proceeds of $15,000,000 to the Company. Simultaneously with the sale of the over-allotment Units, the Company consummated the Private Placement of an additional 26,250 Private Placement Units to the Sponsor, generating gross proceeds of $262,500.

As of October 9, 2025, a total of $115,287,500 of the net proceeds from the IPO (including the over-allotment Units) and the sale of Private Placement Units (including the additional Private Placement Units) were held in the Trust Account.

Unaudited pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option and other related transactions described above are as follows:

No.	Particulars	Debit	Credit

(a)	Cash held in Trust Account	15,000,000
	Class A ordinary shares subject to possible redemption		15,000,000
	To record the sale of 1,500,000 over-allotment Units at $10.00 per Unit on October 9, 2025.

(b)	Additional paid-in capital	1,199,100
	Class A ordinary shares subject to possible redemption		1,199,100
	To record the change in Class A ordinary shares subject to redemption from the sale of the over-allotment Units.

(c)	Cash held in Trust Account	262,500
	Class A ordinary shares		3
	Additional paid-in capital		262,497
	To record sale of 26,250 additional Private Placement Units at $10.00 per Unit on October 9, 2025.

(d)	Additional paid-in capital	225,000
	Cash held in Trust Account		225,000
	To record the cash underwriting commission arising from the sale of the over-allotment Units.

(e)	Class A ordinary shares subject to possible redemption	585,000
	Additional paid-in capital		585,000
	To record the allocation of offering proceeds to warrants based on the valuation.

(f)	Over-allotment liability	435,000
	Additional paid-in capital		435,000
	To transfer the over-allotment liability into additional paid-in capital upon exercise of the over-allotment option.

(g)	Additional paid-in capital	375,000
	Deferred underwriting commissions		375,000
	To record additional deferred underwriting fees arising from the sale the of over-allotment Units.

(h)	Class A ordinary shares subject to possible redemption	576,600
	Additional paid-in capital		576,600
	To reduce the balance in Class A ordinary shares subject to redemption by the underwriting commissions related to the Public Shares.